Exhibit 20.5
Page 1 of 3

Navistar Financial 1995-B Owner Trust
For the Month of May 1997
Distribution Date of June 16, 1997

Original Pool Amount Initial Receivables      $454,499,683.43
Subsequent Receivables (transferred 11/10/95)  $70,451,789.39

Beginning Pool Balance                        $261,855,828.72
Beginning Pool Factor                               0.4988191

Principal and Interest Collections:
  Principal Collected
    (Including Servicer Advance Repay)          $9,147,463.65
  Interest Collected                            $2,170,573.25

Additional Deposits:
  Repurchase Amounts                                    $0.00
  Liquidation Proceeds/Recoveries                 $405,872.33
Total Additional Deposits                         $405,872.33
Repos/Chargeoffs                                  $275,269.95
Aggregate Number of Notes Charged Off                      78

Total Available Funds                          $11,723,909.23
Ending Pool Balance                           $252,433,095.12
Ending Pool Factor                                  0.4808694

Servicing Fee                                     $218,213.19

Repayment of Servicer Advances                          $0.00

Reserve Account:
  Beginning Balance (See Memo Item)            $15,227,148.13
  Target Percentage                                      5.50%
  Target Balance                               $13,883,820.23
  Minimum Balance                              $11,023,980.93
  (Release)/Deposit                            ($1,343,327.90)
  Ending Balance                               $13,883,820.23

Current Weighted Average APR:                           9.996%
Current Weighted Average Remaining Term (months):       33.03

Delinquencies:                             Dollars       Notes
Installments:
     1-30 days                           2,416,193.20    1,483
    31-60 days                             485,689.97      391
    60+ days                               162,014.44      110

    Total                                3,063,897.61    1,491

  Balances: 60+ days                     3,263,899.63      110

Memo Item - Reserve Account
  Prior Month                          $14,402,070.58
  + Invest. Income                          64,443.99
  + Excess Servicing                       760,633.56
  - Transfer to Collections Account              0.00
    Beginning Balance                  $15,227,148.13

Exhibit 20.5
Page 2 of 3

Navistar Financial 1995-B Owner Trust
For the Month of May 1997

                                                                         NOTES

                                       TOTAL          CLASS A-1        CLASS A-2        CLASS A-3      CERTIFICATES
Original Pool Amount
 Distributions:                   $525,000,000.00  $122,300,000.00  $100,000,000.00  $284,325,000.00  $18,375,000.00
 Distribution Percentages (1)                                0.00%            0.00%           96.50%           3.50%
 Coupon                                                     5.750%           5.940%           6.050%          6.220%

Beginning Pool Balance            $261,855,828.72
Ending Pool Balance               $252,433,095.12
Collected Principal                 $9,147,463.65
Collected Interest                  $2,170,573.25
Charge-Offs                           $275,269.95
Liquidation Proceeds/Recoveries       $405,872.33
Servicing                             $218,213.19
Cash Transfer from Reserve Acct.            $0.00
  Total Collections Available
    for Debt Service               $11,505,696.04

Beginning Balance                 $261,855,828.72            $0.00            $0.00  $246,756,428.68  $15,099,400.04

Interest Due                        $1,322,328.88            $0.00            $0.00    $1,244,063.66      $78,265.22
Interest Paid                       $1,322,328.88            $0.00            $0.00    $1,244,063.66      $78,265.22
Principal Due                       $9,422,733.60            $0.00            $0.00    $9,092,937.92     $329,795.68
Principal Paid                      $9,422,733.60            $0.00            $0.00    $9,092,937.92     $329,795.68

Ending Balance                    $252,433,095.12            $0.00            $0.00  $237,663,490.76  $14,769,604.36
Note/Certificate Pool Factor
 (Ending Balance/Original Pool Amount)                      0.0000           0.0000           0.8359          0.8038

Total Distributions                $10,745,062.48            $0.00            $0.00   $10,337,001.58     $408,060.90

Interest Shortfall                          $0.00            $0.00            $0.00            $0.00           $0.00
Principal Shortfall                         $0.00            $0.00            $0.00            $0.00           $0.00
 Total Shortfall (required from Reserve)    $0.00            $0.00            $0.00            $0.00           $0.00

Excess Servicing                      $760,633.56
  (see Memo Item - Reserve Account)

Beginning Reserve Account Balance  $15,227,148.13
(Release)/Draw                     ($1,343,327.90)
Ending Reserve Account Balance     $13,883,820.23


(1) The Noteholder's Percentage will be 100% for each Distribution Date occurring before the Distribution in November 1996, and generally
    96.5% thereafter until all of the Notes have been paid in full.
    Principal distributions will be paid in the following priority:
    First to Class A-1 until paid in full, Second to Class A-2 until paid in full, Third to Class A-3 until paid in full.

Exhibit 20.5
Page 3 of 3

Navistar Financial 1995-B Owner Trust
For the Month of May 1997

Trigger Events:  A) Loss Trigger
                 B) Delinquency Trigger
                 C) Noteholders Percent Trigger

                                    5                4               3                2                1
                                 Jan 1997         Feb 1997        Mar 1997         Apr 1997         May 1997

Beg. Pool Balance            $315,057,727.83  $302,134,717.51  $287,757,278.24  $273,274,310.47  $261,855,828.72

A) Loss Trigger:
Principal of Contracts
  Charged off                    $433,592.20      $390,842.50      $614,905.54      $440,255.43      $275,269.95
Recoveries                       $373,781.36    $1,213,647.41      $972,488.42      $743,300.95      $405,872.33

Total Charged off
  (Months 5,4,3)               $1,439,340.24
Total Recoveries
  (Months 3,2,1)                2,121,661.70
Net Loss/(Recoveries)
  for 3 Mos.                   $ (682,321.46)(a)

Total Balance
  (Months 5,4,3)             $904,949,723.58(b)

Loss Ratio Annualized [(a/b)(12)]    -0.9048%

Trigger: Is Ratio> 1.5%                   No

B) Delinquency Trigger:
   Balance Delinquency 60+ days                                  $3,094,514.51    $1,755,328.71  $3,263,899.63
   As a % of Beginning Pool Balance                                   1.07539%         0.64233%       1.24645%
   Three Month Average                                                1.12305%         0.96036%       0.98806%

Trigger: Is Average> 2.0%                No

C) Noteholders Percent Trigger:      2.6448%
   Ending Reserve Account Balance
    not less than 1% of Initial
    Aggregate Receivables Balance

Trigger:  Is Minimum < 1.0%                          No

Navistar Financial Corporation



by: /s/ R. W. CAIN
        R. W. CAIN
        Vice President and Treasurer